Exhibit 10.1
FIRST AMENDMENT
TO THE
GREENE COUNTY BANK
EXECUTIVE DEFERRED COMPENSATION AGREEMENT
DATED MARCH 11, 2005
FOR
R. STAN PUCKETT
This First Amendment is adopted this 19th day of November, 2007, effective as of March 11, 2005, by Greene County Bank, a state-chartered commercial bank located in Greeneville, Tennessee (the “Bank”).
The Bank and R. Stan Puckett (the “Executive”) executed the Executive Deferred Compensation Agreement on March 11, 2005 (the “Agreement”).
The undersigned hereby amends the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
Section 1.9 of the Agreement shall be deleted in its entirety and replaced by the following:
1.9	“Early Retirement” means Separation from Service after reaching Early Retirement Age and before Normal Retirement Age.
The following Section 1.19 shall be added to the Agreement immediately following Section 1.18:
1.19
“Years of Service” means the twelve (12) consecutive month period beginning on the Executive’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Executive is an employee of the Bank. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:
2.3	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	must, for benefits distributable under Sections 4.1 and 4.2, be made at least twelve (12) months prior to the first scheduled distribution;
(b)
must, for benefits distributable under Sections 4.1, 4.2 and 4.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.
The following Section 2.4 shall be added to the Agreement immediately following Section 2. 3:
2.4
Election Changes. The Executive may modify the amount of Fees to be deferred annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

Section 3.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

3.1.2	Interest.
(a)
On the last day of each month prior to Separation from Service, interest shall be credited on the Deferral Account at an annual earnings crediting rate based upon seventy-five percent (75%) of Greene County Bank’s year-ending return on average stockholders’ equity on balances in the Plan.

(b)
On the last day of each month following Separation from Service, including Normal Retirement, Early Retirement, or Disability and during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual earnings crediting rate based upon fifty-six and one-quarter percent (56.25%) of Greene County Bank’s year- ending return on average stockholders’ equity on balances in the Plan.

Section 4.4 of the Agreement shall be deleted in its entirety and replaced by the following:
4.4
Disability Benefit. Upon a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

Section 4.4.1 of the Agreement shall be deleted in its entirety and replaced by the following:

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at Disability.
Section 4.4.2 of the Agreement shall be deleted in its entirety and replaced by the following:
4.4.2
Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred twenty (120) consecutive monthly installments commencing within sixty (60) days following the Executive’s Disability.

The following Sections 4.5 and 4.6 shall be added to the Agreement immediately following Section 4.4.2:
4.5
Restriction on Timing of Distributions. Notwithstanding the foregoing, in the event that Executive is a Specified Employee, as that term is defined by Code Section 409A(a)(2)(B)(i) (including applicable regulations or other published IRS guidance), distributions of any lifetime benefits to the Executive may not and shall not be made before the date which is six (6) months and one (1) day after the date of the Executive’s Separation from Service, or, if earlier, any date allowed under Code Section 409A and Treasury Regulations issued thereunder, or the date of the Executive’s death.

4.6
Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Deferral Account balance into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

Article 10 of the Agreement shall be deleted in its entirety and replaced by the following:
Article 10
Amendments and Termination
10.1
Amendments. The Bank can amend the Agreement at any time by action of its Board. However, no such amendment shall change any right or benefit to which the Executive or Beneficiary has not become entitled under Articles 4 or 5, nor accelerate payment of the benefit to the Executive.

10.2
Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:
(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(a)(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement to the Executive, in a lump sum subject to the above terms.
Section 11.10 of the Agreement shall be deleted in its entirety and replaced by the following:
11.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

The following Section 11.14 shall be added to the Agreement immediately following Section 11.13:
11.14
Compliance with Code Section 409A. It is the intention of the parties that this Agreement conform now and in the future with the requirements of Code Section 409A and any Treasury Regulations issued thereunder, and the provisions of this Agreement shall be liberally construed to achieve such intent; no right, power or discretion granted the Administrator, the Executive or any Beneficiary hereunder, whether granted by the Agreement or by law, shall be exercisable, if at all, in a manner that would cause the deferral which is the subject of this Agreement to violate the provisions of Code Section 409A or the Treasury Regulations issued thereunder.

IN WITNESS OF THE ABOVE, the Bank hereby consents to this First Amendment.

Acknowledged:

Executive:	Green County Bank

/s/ R. Stan Puckett	By:	/s/ Steve Ottinger
R. Stan Puckett		Title: Senior Vice President

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